EXHIBIT 10.6
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (this "Agreement") is made and entered into effective as of January 1, 2007 (the “Effective Date”), by and among EQUITY ONE, INC., a Maryland corporation (the “Company”), and DORON VALERO (the "Consultant").
R E C I T A T I O N S

A.                    The Consultant served for several years as the President and Chief Operating Officer of the Company.
B.                     The Company recognizes that the Consultant possesses extensive knowledge and experience regarding Company’s operations.  The Company believes that the Consultant's business advice will be extremely beneficial to the Company and wishes to obtain such advice and the benefit of the Consultant’s knowledge and experience.
C.                    The Company desires to retain the services of the Consultant and the Consultant desires to provide services to the Company, subject to the terms and conditions set forth in this Agreement.
O P E R A T I V E   P R O V I S I O N S

In consideration of the foregoing recitations, the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, the parties hereto, intending legally to be bound, hereby covenant and agree as follows:

ARTICLE I
ENGAGEMENT OF SERVICES

1.1       Engagement of Consultant.  The Company hereby engages the Consultant and the Consultant hereby agrees to provide consulting services as set forth in Section 1.3 of this Agreement.
1.2       Term of Agreement.  The term of this Agreement shall commence on January 1, 2007 (the “Commencement Date”) and shall continue for twenty-four (24) months beginning with the Commencement Date, unless terminated earlier pursuant to the provisions hereof (the “Term”).
1.3       Services to be Provided.
(a)        Services.         During the Term, upon reasonable notice from the Company, the Consultant shall make himself available to consult with the Company, by request from time to time of the Chairman of the Board of the Company (the “Board”).  The Consultant shall report to the Chairman of the Board.  The services to be performed (the “Services”) are consultation concerning the Company’s and its subsidiaries’ existing and contemplated business operations, including strategic planning initiatives, its existing property management and leasing operations, and project and vendor analysis.
(b)        Performance of Services.      The Consultant is responsible for reasonably determining the method, details and means of performing the Services required under this Agreement.  The Consultant shall at all times perform such Services and conduct Consultant’s business and affairs in accordance with all applicable federal, state and local laws and regulations.  Such consultation may be by telephone, in writing or by other method of communication selected in the reasonable exercise of the Consultant’s discretion. Unless otherwise agreed to in writing by the Consultant, the Consultant shall provide the Services required hereunder at the location or locations that the Consultant determines in good faith to be appropriate.
(c)        Services as Needed.    Notwithstanding any other provision of this Agreement, it is agreed that the Consultant shall not be required to devote any minimum amount of time during any particular week or year, but shall perform the Services pursuant to this Agreement on an “as needed” basis at such times (consistent with Section 1.3(b) hereof) and for such periods as the Company, through its Chairman of the Board may reasonably request.  Notwithstanding the foregoing, the Consultant shall have the ability to designate four (4) weeks (i.e., 5 day periods from Monday through Friday) during the Term of this Agreement during which his Services shall not be available.
1.4       Nature of Consulting Relationship.  It is agreed and understood by the parties to this Agreement that, for all purposes, during the term of this Agreement, the Consultant shall serve solely as an independent contractor of the Company and shall not be an employee or officer of the Company in any capacity, and, as a result, he shall have none of the fiduciary duties associated with such position or role under state corporate law or otherwise.  Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Consultant and Company.  As an independent contractor, the Consultant shall accept any directions issued by the Company pertaining to the goals to be attained and the results to be achieved by him, but shall be solely responsible for the manner and hours in which he will perform his services under this Agreement.  It is agreed and understood by the parties to this Agreement that the Company will treat Consultant as an independent contractor for purposes of all tax laws (local, state and federal) and file any required forms consistent with that status.  Consultant agrees, as an independent contractor, that he is not entitled to unemployment benefits in the event this Agreement terminates, or workers' compensation benefits in the event that he is injured in any manner while performing obligations under this Agreement.  The Consultant will be solely responsible to pay any and all local, state, and/or federal income, social security, unemployment taxes for himself, as well as workers’ compensation coverage.
ARTICLE II
PAYMENT TO CONSULTANT
2.1       Consulting Fee.  In consideration for the services to be provided by the Consultant pursuant to Section 1.3 hereof, the Company agrees to pay the Consultant $1.75 million (“Consulting Fee”), which amount will be payable in advance, in equal, semi-annual installments on January 1 and July 1, 2007 and January 1 and July 1, 2008.
2.2       Expense Reimbursement.  During the Term of this Agreement, the Company shall reimburse the Consultant for all reasonable business expenses actually paid or incurred by the Consultant in the course of and pursuant to the business of the Company, upon proper submission of supporting documentation by the Consultant and in accordance with such policies and guidelines as from time to time may be established by the Company.
ARTICLE III
DEATH & DISABILITY
3.1       Death or Disability. Notwithstanding anything to the contrary contained in this Agreement, in the event of the Consultant’s death or Disability during the Term of this Agreement, all unpaid portions of the Consulting Fee shall paid by the Company as soon as practical following the date of the Consultant’s death or Disability.  For purposes of this Agreement, “Disability” shall mean if the Consultant shall, as a result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder as determined reasonably by the Company, following an examination by a physician reasonably acceptable to the Company.
ARTICLE IV
TERMINATION
4.1       Termination.     Notwithstanding anything to the contrary contained in this Agreement, the engagement and provision of the Services under this Agreement shall terminate on the earlier of:
(i)         the expiration of the Term as set forth in Section 1.2; or
(ii)        the date on which one party (the “Terminating Party”) provides written notice of such termination to the other party (the “Breaching Party”) by reason of the fact that the Breaching Party has materially breached his or its obligations under this Agreement (other than due to Consultant’s death or Disability), which breach is not cured by the Breaching Party within thirty (10) days after the Terminating Party has given written notice of such breach to the Breaching Party (a “Material Breach”).  For purposes of this Agreement, the Consultant shall be considered in Material Breach only if he willfully fails to perform the required Services hereunder after reasonable notice and an opportunity to cure within ten (10) days of such failure to perform.
4.2       Termination Obligations.       If the Company terminates this Agreement for any reason other than Material Breach by the Consultant, the Company shall pay all unpaid portions of the Consulting Fee as soon as practical following the date of termination.  If the Company terminates this Agreement due to the Consultant’s Material Breach, then all unpaid portions of the Consulting Fee shall be forfeited as of the date of termination.
ARTICLE V
MISCELLANEOUS
5.1       Entire Agreement; Amendment.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, among the parties hereto with respect to the subject matter hereof.  Notwithstanding the foregoing, nothing in this Agreement is intended to modify, limit or diminish the provisions of that certain Employment Agreement, effective January 1, 2002, by and between the Consultant and the Company (the “Employment Agreement”).  This Agreement may not be amended or modified in any way except by a written instrument executed by the Company and the Consultant.
5.2       Notice.  All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier or sent by registered or certified mail, return receipt requested as set forth herein.  Notices personally delivered or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the receipt by the addressee, as evidenced by the return receipt thereof.  Notice shall be sent (i) if to the Company, addressed to: 1600 NE Miami Gardens Drive, North Miami Beach, Florida 33179, Attention: Chairman of the Board, and (ii) if to the Consultant, to his address as reflected on the current payroll records of the Company, or to such other address designated by the party by written notice in accordance with this provision.
5.3       Governing Law; Waiver of Jury Trial.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida, without giving effect to the conflict of laws principles of each State.  THE PARTIES HEREBY IRREVOCABLY WAIVE THEIR RIGHT TO A JURY TRIAL.
5.4       Assignment: Successors and Assigns.  Neither the Consultant nor the Company may make an assignment of this Agreement or any interest herein, by operation of laws or otherwise, without the prior written consent of the other party; provided that the Company shall assign its rights and obligations under this Agreement to any corporation, partnership, organization or other entity in the event that the Company shall effect a reorganization, consolidate with or merge into such other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to such other corporation, partnership, organization or other entity; provided, further, that the Consultant can assign this Agreement to any corporation, limited liability company or other business entity of which Consultant is the sole owner, in which case the Consultant shall remain liable for any failure to perform or other breach hereof by the successor corporation, limited liability company or other business entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Consultant, their respective heirs, personal representatives, executors, legal representatives, successors and assigns.
5.5       Waiver.  The waiver by any party hereto of the other party's prompt and complete performance or breach or violation of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any party hereto to exercise any right or remedy which he or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party or as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.
5.6       Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, then this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.
5.7       Compliance with Legal Requirements.  The Consultant shall comply at his expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors.  Consultant agrees that he will not take any action in connection with the Consultant’s Services hereinthat would be illegal or in violation of applicable laws, rules, and regulations.  The Company shall not be required, by reason of this Agreement, to provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage nor any other statutory benefit to the Consultant.
5.8       Gender and Number.  Wherever the context shall so require, all words herein in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural and all plural words shall include the singular.
5.9       Section Headings.  The section or other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions of this Agreement.
5.10     No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm, corporation, partnership, association or other entity, other than the parties hereto and each of their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.
5.11     No Authority to Bind Company.        The Consultant does not and shall not have any authority to enter into any contract or agreement for, on behalf of or in the name of the Company, or to legally bind the Company to any commitment or obligation.
5.12     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.
5.13     Indemnification.  To the maximum extent permitted by law, the Company shall indemnify, hold harmless, protect and defend (with counsel reasonably acceptable to Consultant) Consultant from and against any and all claims, demands, actions, fines, penalties, liabilities, losses, damages, injuries and expenses (including without limitation, actual attorneys’, consultant’s and expert witness’ fees and costs at the pre-trial, trial and appellate levels and in bankruptcy proceedings) related to, arising out of or resulting from the performance by the Consultant of his obligations and duties hereunder in accordance with the terms hereof, provided, however, that the Company does not hereby agree, and shall not be obligated to, so indemnify the Consultant from any such loss, cost, damage, liability or expense (i) arising out of any act or omission of the Consultant or any of his agents, officers, employees, independent contractors or representatives, which act or omission constitutes gross negligence, willful misconduct or fraud or is in material breach of this Agreement, and (ii) relating to any obligation of the Consultant to comply with the provisions of Section 5.7 above including, but not limited to, the Consultant’s obligation to pay tax under any federal, state or local tax law.  Notwithstanding any other provisions of this Agreement to the contrary, the Company’s obligations under this Section 5.13 shall survive the expiration, termination or cancellation of this Agreement.  In addition, notwithstanding the foregoing, nothing in this Section 5.13 is intended to modify, limit or diminish the provisions of the Employment Agreement (referred to in Section 5.1 hereof).

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
EQUITY ONE, INC.
By: /s/ CHAIM KATZMAN_____________
Print Name: Chaim Katzman
Title: Chairman and Chief Executive Officer
Date:    November 3, 2006

THE CONSULTANT:
/s/ DORON VALERO____     ___________
DORON VALERO
Date:    November 3, 2006